July 30, 2010

Dear Fellow Huntington Shareholder:

For the 2010 second quarter we reported a profit of $48.8 million or $0.03 per common share. Again, this exceeded analysts’ consensus expectations. This also represented our sixth consecutive quarterly improvement in pre-tax, pre-provision income. Our balance sheet and liquidity positions remain strong and, as expected, we saw significant further improvement in credit quality performance. We anticipate higher earnings in the second half of the year. We are living up to the expectation outlined in my previous letter of delivering earnings momentum and full-year profitability.

Second Quarter Performance Overview

For the 2010 second quarter, we reported net income of $48.8 million, or $0.03 per common share. These results included a $0.07 per common share reduction related to actions taken on our Franklin loans that essentially brings this chapter in our history to a close (see Franklin Actions below).

As noted in the table above, our $270.5 million in pre-tax, pre-provision income marked the sixth consecutive quarter of improvement in pre-tax, pre-provision income. This was up 7% from the first quarter and 18% higher than a year ago. This improvement was driven by higher net interest and noninterest revenue.

Compared with the 2010 first quarter, fully-taxable equivalent net interest income increased $6.0 million, or 2%, as average earning assets grew, though the net interest margin declined slightly to 3.46% from 3.47%. The increase in average earning assets primarily reflected a 3% increase in average investment securities and 1% growth in average total loans and leases.

Loan growth remains a significant challenge for the industry. Yet, we were the only one of our peer banks to grow average loans this past quarter. This increase was driven by strong 9% growth in average automobile loans and 3% growth in average residential mortgages. While average commercial and industrial loans declined, we were encouraged of growth late in the quarter such that balances at June 30, 2010 were 1% higher than at the end of the prior quarter. Average commercial real estate loans continued to decline and average home equity loans remained essentially unchanged, reflecting low demand. We anticipate modest loan growth during the second half of the year.

Total average core deposits increased 1% from the prior quarter. The primary drivers of this change were 7% growth in average money market deposits, 4% growth in interest bearing demand deposits, and a 3% increase in noninterest bearing demand deposits. These increases were partially offset by an 8% decline in average core certificates of deposit, reflecting our focus on growing money market and transaction accounts.

Noninterest income increased 12% from the prior quarter. This primarily reflected strong growth in mortgage banking income due to a valuation increase in mortgage servicing rights, as well as higher mortgage origination income as borrowers took advantage of historically low interest rates. There was also seasonal growth in service charges on deposit accounts.

Franklin Actions

We have previously stated that de-risking our balance sheet is fundamental for positioning Huntington to deliver credit quality performance that is better than our peers. Since the restructuring of our Franklin relationship in the first quarter of 2009, this portfolio of loans has performed as expected and we were prepared to hold these assets through maturity. However, a negative side effect of retaining these loans has been poorer credit quality performance metrics compared with other banks. A confluence of second quarter events provided a window of opportunity to essentially bring this relationship to closure by moving these loans into held for sale.

As the quarter progressed, there were signs of renewed buyer interest in distressed debt. This was positive. In contrast, there were also indications that the economic outlook had turned more uncertain. Further, the expiration of the tax credit for home purchases and indications that Fannie Mae and Freddie Mac might accelerate home foreclosures raised concerns that residential real estate prices could decline, which over time would lower further the value of the collateral supporting these loans. As such, we made a decision to position these loans for sale.

At the end of the quarter, all of our Franklin-related residential mortgages and home equity loans ($398 million) were transferred into loans held for sale at a value of $323 million. Reflecting the transfer, these loans were marked to market, which resulted in 2010 second quarter charge-offs of $75.5 million with a commensurate increase in the provision for credit losses. This negatively impacted earnings by $0.07 per common share.

On July 20, 2010, we sold $274 million of the Franklin-related residential. After the sale, there remains $48 million of home equity loans held for sale and $25 million of OREO, both of which have been written down to fair value.

I understand that taking another Franklin-related charge is disappointing. Yet, these actions move us more quickly toward attaining our objective of credit quality performance that is better than peers. Importantly, given today’s much stronger balance sheet and earnings performance, we were able to absorb the related charge-offs and $0.07 per common share related to the provision expense and still report growth in earnings. Going forward, this sale adds to overall future financial performance as we reinvest the sale proceeds and no longer have to absorb related portfolio servicing and other support costs.

Credit Performance Discussion

As expected, credit quality trends continued to improve significantly. We anticipate further improvement going forward.

Net charge-offs were adversely impacted by $80.0 million of Franklin-related charge-offs ($75.5 million related to the transfer to held for sale plus $4.5 million of charge-offs earlier in the quarter). Total net charge-offs were $199.2 million excluding the Franklin-related impact, representing a $27.8 million decline from the prior quarter to the lowest level since the third quarter of 2008.

Reflecting the benefit of our focused credit actions of last year, this year we experienced declines in total nonperforming assets (NPAs) and “criticized” commercial loans. NPAs declined 17% from the first quarter, reflecting a 28% decline in new NPAs. “Criticized” commercial loans fell 11%, reflecting an 8% decrease in the level of inflows. These levels of inflows were the lowest since 2008. Early stage consumer delinquencies also continued their downward trend of the past four quarters and commercial delinquencies were essentially flat with the prior quarter. These trends support our expectation of continued credit quality improvement in coming quarters.

The period-end allowance for credit losses represented 3.90% of total loans and leases, down from 4.14% at the end of the first quarter. Importantly, and reflecting the large decline in the level of nonaccrual loans (NALs), our allowance for credit losses as a percent of period-end NALs increased to 120% from 87%.

Capital Ratios Improve and Remain Solid

I have previously noted how important it is to maintain a solid capital base. Going into the quarter, our capital ratios were solid. They were strengthened further by second quarter results. The tangible common equity to tangible asset ratio improved to 6.12% from 5.96% at the end of the prior quarter. Tier 1 and Total regulatory risk-based capital ratios at June 30, 2010 were 12.47% and 14.73%, respectively, and $2.8 billion and $2.0 billion, respectively, above the regulatory “well capitalized” thresholds.

Other Highlights

We continued to move forward with the implementation of strategic initiatives designed to grow future revenue. Such actions this past quarter included the hiring or appointment of new key executives in revenue generating areas in our business segments. For example, in our Commercial Banking segment this included a new director of commercial banking in Central Ohio, a new president in our Greater Cleveland Region, and a new president of our Equipment Finance Group. In our Private Financial Group (PFG) this included a new president of Unified Fund Services, a new chief operating officer for Huntington Insurance, and the hiring of a new team of trust and private bankers in Dayton.

We also made progress in expanding and/or upgrading our distribution capabilities. Within our Retail and Business Banking segment, we have begun the rebranding and refurbishing of banking offices and initiated in-store and retirement center expansion. Within PFG, we opened a new office in Wheeling, West Virginia and a family office in Columbus devoted to assisting high net-worth families with managing and preserving generational wealth.

Regulatory Reform

As you are well aware, banks are coming under increased regulatory oversight. This will have a profound impact on how we conduct business and serve the needs of our customers. It will increase our cost of doing business and put pressure on some of our traditional earnings streams. It will be months before we know how to gauge these impacts, since the specifics will not be known until the rule-making is completed and new standards are established. It is my intention to use these quarterly letters to keep you informed as we work through this process.

In this letter I want to outline our thinking on two issues: (1) the Federal Reserve Board’s recent amending of Regulation E, and (2) an early read on the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act).

Federal Reserve Board – Amended Regulation E

The Federal Reserve Board recently amended Regulation E to prohibit charging overdraft fees for ATM or one-time debit card transactions unless the customer specifically opts-in to the overdraft service. For Huntington such fees run about $90 million a year.

Banks have reacted in different ways to offset some of the lost revenue from this rule change. Some have eliminated free checking. Others have raised account minimums or required sign-ups to other services. One bank is now going to charge a fee to certain customers to get printed monthly bank statements.

Our basic strategy is to mitigate the potential impact by reaching out to customers and alerting them that we can no longer cover such overdrafts unless they opt-in to our overdraft service. To date, our results are surpassing our expectations and according to a recent survey, our opt-in percentages are higher than most of our peers. While we know some customers will not opt-in at first, over time we believe some will realize they have not kept a valuable service and will then opt-in. Until we are through with our opt-in campaign this quarter, we are unable to provide an estimate of how much of the annual revenue we will be able to retain. I hope to be able to provide an estimate when we announce third quarter earnings in October.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Act passed July 1, 2010, is complex. How it will eventually impact us is unknown at this time. There will be hundreds of rules to be written and standards to be set by those governmental regulatory bodies that are charged with its implementation.

At this very early stage, the portion of the Dodd-Frank Act that gives the Federal Reserve the ability to set the interchange rate charged merchants for the use of debit cards is an area of focus and inquiry from bank investors. I wanted to make you aware of this issue since you are likely to hear about it in the media. Currently, we earn about $90 million per year in interchange revenue. How much of this may be in jeopardy, cannot be estimated at this time. To be more definitive, we will have to wait for Federal Reserve action and that is going to take many months of proposals, debate, and then rule-making. I think it is important to remember that interchange fees support a valuable service to merchants, as well as banking customers that increasingly use debit cards to make purchases.

TARP Repayment and Common Stock Dividend Outlook

We continue to get questions about our plans to repay our $1.4 billion in TARP capital. As I have written previously, it remains our objective to repay our TARP capital as soon as practicable. Yet, for now, we have no specified TARP repayment time table and believe it is in our shareholders’ best interest to remain patient. We continue to believe there are three primary factors to consider.

The first is consistently demonstrated profitable performance and earnings growth. In this regard, the positive earnings in the second quarter moves us a step closer. The second is evidence of a sustained economic recovery. Disappointingly, during the second quarter the economic outlook became more negative than it was three months earlier. The third is more clarity regarding the new regulatory capital thresholds. With the Dodd-Frank Act passed, regulators now need to establish these guidelines and that will still take some time.

We know paying a meaningful dividend is important to our many shareholders that depend on dividends for income. And while this quarter’s performance moves us closer to that objective, a key prerequisite in the repayment of our TARP capital. So, it remains that it will likely be a number of quarters before we would be in a position to consider a dividend increase.

Retirement of Board Member Gene E. Little

I wanted to let you know that board member Gene Little is retiring. He has provided the board and me with wise counsel and served your interests well. Gene has been a great advocate for the bank. We look forward to continuing to work with him in the greater Akron / Canton community and wish him well in his retirement.

In closing, you should know that we are clearly moving forward. Last year, we spent a great deal of time and energy addressing credit issues and we will continue to be diligent. As demonstrated in this year’s results, those issues are clearly getting behind us. Our credit quality performance now positively distinguishes us from some of our peers. Our balance sheet has also been strengthened.

Over the last six quarters, we have delivered growth in pre-tax, pre-provision income. Importantly, with credit costs diminishing, more of this will now drop to the bottom line. We are focused on driving revenue and earnings growth. The investments we are making are already beginning to yield improved revenue growth. We anticipate this will continue. It will take a lot of hard work and all of Huntington’s colleagues are dedicated to making this happen.

Thank you for again allowing me the opportunity to share these views with you.

Sincerely,

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 7/22/10
Financial Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor
Relations (614) 480-5676.

Basis of Presentation

Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:

•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;

•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;

•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and

•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2009 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.